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SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2001

INTERNAP NETWORK SERVICES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-27265 (Commission File No.)	91-2145721 (IRS Employer Identification No.)

601 Union Street, Suite 1000
Seattle, Washington 98101
(206) 441-8800
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (206) 441-8800

Item 5.  Other Events.

On September 14, 2001, Internap Network Services Corporation, a Washington corporation ("Internap"), completed a $101,480,383 private placement of units. Internap issued an aggregate of 63,425,240 units, with each unit consisting of 1/20 of a share of Series A preferred stock and a warrant to purchase 1/4 of a share of common stock. The aggregate amount of common stock issuable upon conversion of the Series A preferred stock and the exercise of the warrants is 85,561,784 shares. The press release announcing the closing of the private placement is filed herewith as Exhibit 99.1 and incorporated herein by reference.

On September 17, 2001, Internap changed its state of incorporation from Washington to Delaware. The reincorporation was approved by the holders of a majority of Internap's outstanding shares, voting in person or by proxy, at its annual meeting held on September 13, 2001. The reincorporation was accomplished by merging Internap with and into Internap Delaware, Inc., a Delaware corporation and a wholly-owned subsidiary of Internap, with Internap Delaware, Inc. surviving. In connection with the merger, Internap Delaware, Inc. changed its name to Internap Network Services Corporation, the name under which Internap has operated since its incorporation. Each share of common stock of the Washington company was converted into one share of common stock, par value $.001 per share, of the Delaware company.

This Form 8-K is being filed by the Delaware company as a successor issuer as required by paragraph (f) of Rule 12g-3 under the Securities Exchange Act of 1934. Upon consummation of the reincorporation described above, the Delaware company's common stock was deemed to be registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 12g-3(a) promulgated thereunder.

Item 7.  Exhibits.

99.1	Press Release, dated as of September 17, 2001, entitled "Internap Closes $101 Million Financing."

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INTERNAP NETWORK SERVICES CORPORATION

Dated: September 18, 2001	By:	/s/ EUGENE EIDENBERG Eugene Eidenberg Chairman and Chief Executive Officer

INDEX TO EXHIBITS

99.1	Press Release, dated as of September 17, 2001, entitled "Internap Closes $101 Million Financing."

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SIGNATURE
INDEX TO EXHIBITS